Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
FIRST INSURANCE FUNDING CORP. COMPLETES PURCHASE OF LIFE
INSURANCE PREMIUM FINANCE ASSETS
     LAKE FOREST, ILLINOIS — July 28, 2009 — First Insurance Funding Corp. (FIFC), a subsidiary of Wintrust Financial Corporation (Nasdaq: WTFC) reported today that it has completed the purchase of a majority of the U.S. life insurance premium finance assets of A.I. Credit Corp. and A.I. Credit Consumer Discount Company (A.I. Credit), subsidiaries of American International Group, Inc. (NYSE: AIG).
     FIFC has acquired one of the largest life insurance premium finance portfolios in the industry, as well as certain other assets related to A.I. Credit’s life insurance premium finance business and the assumption of certain related liabilities for a purchase price of approximately $679.5 million in cash. A majority of A.I. Credit’s life insurance premium finance employees with expertise in the acquired business will join FIFC in connection with the sale, and will continue to provide service to customers. If certain conditions are met, FIFC will purchase certain specified additional life insurance premium finance assets for up to an aggregate of $61.2 million.
     Edward J. Wehmer, President and CEO of Wintrust, stated “A.I. Credit is known as a pioneer in the development and provision of life insurance premium financing products and has a terrific operating culture and a dedicated management team. The transaction is a significant step in fulfilling Wintrust’s planned expansion in the life insurance premium finance business.”
     FIFC, headquartered in Northbrook, Illinois, is one of the largest insurance premium finance companies operating in the United States, serving loan customers throughout the country. Prior to this transaction, FIFC had already been an active participant in the life insurance premium finance business with approximately $182 million of outstanding balances at June 30, 2009. Additionally, FIFC provides insurance premium financing for commercial customers with outstanding balances at June 30, 2009 of approximately $1.4 billion.
     Wintrust is a financial holding company with assets of approximately $11 billion whose common stock is traded on the Nasdaq Stock Market. Wintrust operates fifteen community banks that provide a full complement of commercial and consumer loan and deposit products and services through over 79 banking facilities in the Chicago and Milwaukee metropolitan areas. Wintrust also provides brokerage, trust and investment services to customers primarily in the Midwest, as well as customers of the banks, and provides services in mortgage banking and several specialty-lending niches.
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